UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders,

Ahead of the annual meeting of SL Green Realty Corp. (“SLG” or the “Company”) on June 5, 2023 (the “Annual Meeting”), the Board and Compensation Committee appreciate stockholders’ continued support of the Company over the last several years, especially as we continue to enhance our executive compensation program to align pay outcomes with Company performance and stockholder value.

Our Pay-for-Performance Philosophy Ensures Significant At-Risk Compensation

The Compensation Committee has implemented significant changes over the last few years in line with stockholder feedback received. These changes have enhanced our executive compensation program which is designed to reward the achievement of annual and long-term goals while aligning payouts with Company performance and stockholder value. As a result of these enhancements, for fiscal year 2022:

▪	92% of target CEO pay was at risk (90% for other NEOs)
▪	78% of target CEO pay was equity based (72% for other NEOs)
▪	100% of annual bonus for the CEO and President were based on Company performance against preset goals

Our Pay Outcomes Align with Company Performance

Reflecting the challenging business environment for SL Green and other owners of commercial office space in New York City, for fiscal year 2022:

▪	CEO Projected Realizable Compensation paid in 2022 was 65% lower than 2021
▪	CEO Projected Realizable Compensation earned in 2022 represented only 38% of total compensation potential
▪	CEO Projected Realizable Compensation was approximately:
o	35% lower than the Total Direct Compensation approved by the Committee for 2022 and
o	40% lower than the amount reported in the Summary Compensation Table
▪	NEO Projected Realizable Compensation (other than the CEO) was approximately:
o	30% lower than the Total Direct Compensation approved by the Committee for 2022 and
o	29% lower than the amount reported in the Summary Compensation Table

We Continue to Strengthen Our Compensation Program

The Board and Compensation Committee remain committed to continuing our engagement with stockholders to gather feedback, which serves as a key input to Board and Committee discussions and, ultimately, actions taken. The Compensation Committee committed to and made the following enhancements that are effective for 2023:

▪	Implemented a cap for performance-based awards subject to relative TSR performance such that the awards cannot be earned above target level when absolute TSR is negative even if relative TSR outperforms peers.
▪	Introduced a formulaic cash bonus component for our CFO’s annual cash bonus that accounts for 60% of his annual bonus (instead of a 100% discretionary annual bonus).
▪	Eliminated automobile benefits for leased and company-owned vehicles for all NEOs.

We Remain Committed to Responding to Stockholder Feedback

Further, in response to feedback received during our most recent stockholder engagement we further disclosed in the 2023 proxy statement that the Compensation Committee intends to:

▪	Eliminate short-term measurement periods from long-term performance-based equity awards for all NEOs, starting with the renewal of employment agreements with our CEO and President.

In connection with entering into a new employment agreement with our CFO in March 2023 to, among other things, deliver on our 2022 commitment to reduce discretionary annual cash bonus awards, we made various conforming changes to align the terms of our CFO’s employment agreement with those of our Chief Legal Officer and our other NEOs.

These conforming changes included updates to severance and post-change-in-control compensation methodologies that have been a part of our employment agreements for many years, and which have never previously been raised by ISS or stockholders as problematic.

To the extent stockholders express concern about these or other contract provisions in our future outreach efforts, we are committed to considering and addressing those concerns when entering into new or amended employment agreements.

Our Track Record of Responsiveness Speaks For Itself

Our Board has always valued stockholder feedback and has over the last few years embarked on a robust stockholder outreach program. That feedback has served as a key input to Board composition, corporate governance, and executive compensation, as well as environmental and social, discussions and decisions at the Board and committee levels. The Board is proud of our track record of responsiveness to stockholder feedback as outlined below.

	Board Composition & Corporate Governance	Executive Compensation	Environmental & Social
2018	✓ Amended bylaws to permit stockholders to amend bylaws by a majority vote ✓ Lauren Dillard appointed Compensation Committee Chair ✓ Craig Hatkoff appointed chair of Nominating & Governance Committee	✓ Retroactively reduced CEO base salary ✓ Announced reduction of Director Compensation effective 2019	✓ Committed to reduce GHG emission intensity 30% by 2025 ✓ Achieved a “B” CDP score as first-time reporter ✓ Awarded NYC’s “Changemaker Award” for volunteerism & philanthropy
2019	✓ Transition of Stephen L. Green from Chairman to “Chairman Emeritus”

✓     Simplified pay plan by reducing elements from seven to four

✓     Eliminated retesting, guaranteed equity grants and discretionary components and replaced with performance driven incentives

✓     Added three-year absolute and relative TSR modifier to extend performance period

✓     Committed to >$2M in annual donations to NYC charities

✓     #1 scoring REIT for ESG Disclosures on Bloomberg World Index

✓     Achieved GRESB Green Star designation as a first-time responder and an “A” rating on GRESB’s Public Disclosure Report

2020

✓     Completed declassification of the Board with all directors elected for one-year terms for the first time

✓     Activated existing Pandemic Response Plan to ensure buildings remained accessible to essential workers during the onset of the COVID-19 pandemic

✓     Compensation Committee determined to make no adjustments to preset 2020 performance goals despite Company providing pandemic-related revised guidance

✓     Compensation Committee utilized discretion to align pay to reflect management’s performance during the pandemic

✓     Launched not-for-profit Food 1st to serve first responders and food-insecure New Yorkers, while revitalizing NYC’s restaurants

✓     Invested $220M in public transit improvements in and around Grand Central Terminal

✓     Released first formal SASB disclosures

2021	✓ Committed to enhancing board diversity by 2022 annual meeting	✓ CEO performance incentives realigned with pre-pandemic structure ✓ Committed to not make discretionary, one-time awards absent extraordinary circumstances with appropriate transparency	✓ Signatory to TCFD and published first formal TCFD report ✓ Donated $6M to more than 70 not-for-profit organizations
2022/2023

✓    Appointed Carol Brown, enhancing Board diversity

✓     Disclosed board succession planning related to John Levy’s retirement and termination of Chairman Emeritus’ retainer

✓    Disclosed director-by-director skills matrix

✓     Committed to reduce discretion in bonuses for all NEOs

✓     Included a vesting cap for performance-based equity awards (in the event of negative multi-year TSR)

✓     Eliminated automobile allowances

✓     Intend to eliminate short-term measurement periods from long-term performance-based equity awards, in future employment agreements with the Company’s CEO and President

✓     Developed and validated science-based emission reduction for scope 1 and 2 targets in line with 1.5°C pathway

✓     Expanded scope 3 disclosures and committed to reduction through SBTi

✓     Increased ethnic/racial diversity of all newly hired employees in 2022 to 76%

✓     Committed to implementing diversity focused recruitment platform

SLG and the Compensation Committee deeply value all of the feedback received from stockholders. Based on that feedback, our Board will continue to collaborate with investors on these important topics and the Compensation Committee will continue to assess our executive compensation program to ensure strong alignment between management and our stockholders. We look forward to continuing to discuss the topics above and to many more productive conversations. We appreciate your continued support of SL Green in 2023 and beyond.

Sincerely,

John H. Alschuler, Lead Independent Director

Lauren B. Dillard, Compensation Committee Chair and Independent Director

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